Exhibit 3.1.9
EXECUTION VERSION
AMENDMENT
TO
AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP
OF COUSINS PROPERTIES LP
Dated as of June 14, 2019
This AMENDMENT TO THE AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF COUSINS PROPERTIES LP (this "Amendment"), dated as of June 14, 2019, is hereby adopted by Cousins Properties Incorporated, a Georgia corporation (the "Company" and the "General Partner"), as the general partner of Cousins Properties LP, a Delaware limited partnership (the "Partnership"). For ease of reference, capitalized terms used herein and not otherwise defined have the meanings assigned to them in the Amended and Restated Agreement of Limited Partnership of Cousins Properties LP, dated as of October 6,
2016 (as amended, the "LPA").
WHEREAS, the Board of Directors of the Company has determined that it is advisable and in the best interests of the Company and its stockholders to amend the articles of incorporation of the Company as of 4: 15 P.M. on June 14, 2019 (the "Reverse Stock Split Effective Time") to provide that every four (4) issued and outstanding shares of common stock of the Company, par value $1.00 per share (the "Company Common Stock"), be combined into one (1) issued and outstanding share of Company Common Stock (the "Company Reverse Stock Split");
WHEREAS, pursuant to Section 7.1.A.31 of the LPA, the General Partner has the full power and authority to cause the Partnership to effect a reverse stock split of the outstanding Class A Units of the Partnership (the "Class A Units");
WHEREAS, the LPA provides that the Conversion Factor will be adjusted in the event of any reverse stock split with respect to the Company Common Stock, unless the Partnership effects a reverse stock split that is comparable as a whole in all material respects with such event;
WHEREAS, the General Partner has determined that, to maintain a Conversion Factor of 1.0, it is advisable and in the best interests of the Partnership to effect a corresponding reverse split of the Partnership Units such that every four (4) of the Class A Units issued and outstanding as of the Reverse Split Effective Time shall be combined into one (1) issued and outstanding Class A Unit (the "Partnership Unit Reverse Split") and any fractional Class A Unit created by the Partnership Unit Reverse Split will be cancelled; Reverse Split;
WHEREAS, the General Partner has accordingly approved the Partnership Unit
WHEREAS, the Partnership Unit Reverse Split shall be conditioned upon the occurrence of, and effective immediately following, the Company Reverse Stock Split; and;

WHEREAS, the General Partner desires to amend the LPA to memorialize the foregoing; and
WHEREAS, Section 14.1.A. of the LPA grants the General Partner the power and authority to effect this Amendment without the consent of any other party.
NOW, THEREFORE, the General Partner hereby amends the LPA to memorialize that as a result of the consummation of the Partnership Unit Reverse Split, the Conversion Factor shall not be altered as a result of the Company Reverse Stock Split.
The LPA and this Amendment shall be read together and shall have the same force and effect as if the provisions of the LPA and this Amendment were contained in one document. Any provisions of the LPA not amended by this Amendment shall remain in full force and effect as provided in the LPA immediately prior to the date hereof.
[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first above written.

COUSINS PROPERTIES INCORPORATED,
a Georgia corporation

By:	/s/ Pamela F. Roper
Name: Pamela F. Roper
Title: Executive Vice President and General Counsel
[Signature Page to the Amendment to the LPA]